THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  ●  Munster, Indiana 46321-1678

June 21, 2011
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN – June 21, 2011 - CFS Bancorp, Inc. (NASDAQ:  CITZ) announced that the Board of Directors on June 20, 2011 declared a quarterly cash dividend of $0.01 per share payable on July 29, 2011 to shareholders of record on July 8, 2011.  This dividend is unchanged from the prior quarter’s dividend.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 22 full service banking centers throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com.

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